Exhibit 3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-12036, 333-12050, 333-13052, 333-13112, 333-14144, 333-110953, 333-117922 and 333-178350 on Form S-8 and Nos. 333-181552 and 333-189888 on Form F-3, and to the use of our reports dated December 2, 2014 relating to the consolidated financial statements of Royal Bank of Canada and the effectiveness of Royal Bank of Canada’s internal control over financial reporting appearing in this Annual Report on Form 40-F of Royal Bank of Canada for the year ended October 31, 2014.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants

Licensed Public Accountants

Toronto, Canada

December 3, 2014